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                             AMENDMENT NO. 1 OF THE
                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AMENDMENT NO. 1 OF THE AGREEMENT AND PLAN OF REORGANIZATION ("Amendment") is entered into as of January 24th, 2000, by and among Ariba, Inc., a Delaware corporation ("Acquiror"), Apache Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Acquiror ("Merger Sub"), and Tradex Technologies, Inc., a Delaware corporation ("Target"). Capitalized terms not otherwise defined in this Amendment have the meaning given them in the Agreement and Plan of Reorganization, dated December 16, 1999, by and among Acquiror, Merger Sub and Target (the "Agreement").

                                    RECITALS

         A. Pursuant to Section 7.4 of the Agreement, the Agreement may be amended at any time prior adoption of the Agreement by the stockholders of Target by execution of an instrument in writing signed on behalf of each of the parties thereto.

         B. Acquiror, Merger Sub and Target desire to amend certain provisions of the Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, Acquiror, Merger Sub and Target hereby agree as follows:

         1. Pursuant to Section 7.4 of the Agreement, Section 2.2 of the Agreement is hereby amended in its entirety to read as follows:

         CAPITAL STRUCTURE. The authorized capital stock of Target consists of 30,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, of which there were issued and outstanding as of the date of this Agreement, 5,447,213 shares of Common Stock, 119,965 shares of Series A-1 Preferred Stock (the "Series A-1 Preferred"), 92,500 shares of Series A-2 Preferred Stock (the "Series A-2 Preferred") and 45,000 shares of Series A-3 Preferred Stock (the "Series A-3 Preferred" and together with the Series A-1 Preferred and Series A-2 Preferred, the "Series A Preferred"), 566,658 shares of Series B Preferred Stock (the "Series B Preferred") and 8,284,651 shares of Series C Preferred Stock (the "Series C Preferred," together with the Series A Preferred and Series B Preferred, the "Target Preferred Stock"). Each share of Series A Preferred is convertible into eight (8) shares of Common Stock, each share of Series B Preferred is convertible into eight (8) shares of Common Stock and each share of Series C Preferred is convertible into one (1) share of Common Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date of this Agreement other than (i) as specifically set forth in this
         Section 2.2 or (ii) pursuant to the Strategic Investment (as defined below). All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and except as set

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         forth in that certain Fourth Amended and Restated Stockholders'
         Agreement dated as of July 19, 1999 by and among Target and the other parties thereto ("Target Stockholders Agreement") are not subject to preemptive rights, rights of first refusal, rights of first offer or similar rights created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. As of the date of this Agreement, Target has reserved (i) 2,059,720 shares of Common Stock for issuance upon conversion of the Series A Preferred, (ii) 4,533,265 shares of Common Stock for issuance upon conversion of the Series B Preferred, (iii) 8,450,322 shares of Common Stock for issuance upon conversion of the Series C Preferred, (iv) 4,568,250 shares of Common Stock for issuance to employees, directors and consultants pursuant to the Target's 1997 Employee Stock Option Plan, Target's 1997 Non-Employee Stock Option Plan and the Target's 1999 Employee Stock Option/Issuance Plan (together, "Target Stock Option Plans"), (of which 528,000 shares have been issued pursuant to option exercises or direct stock purchases, and 3,140,750 shares are subject to outstanding, unexercised options), (v) 91,248 shares for issuance upon exercise of the Target Warrants, (vi) 165,671 shares of Series C Preferred for issuance under certain bridge warrants issued on February 26, 1999 and (vii) 243,456 shares of Common Stock for issuance under other stock option agreements and warrants (in addition to those set forth in (iv), (v) and (vi) above). Except for
         (i) the outstanding and reserved shares of Target Capital Stock and outstanding and reserved options and warrants to purchase shares of Target Capital Stock specifically set forth in this Section 2.2, (ii) the rights created pursuant to this Agreement, (iii) Target's right to repurchase any unvested shares under each of the Target Stock Option Plans and (iv) the Strategic Investment (as defined below), there are no other outstanding shares of capital stock or voting securities, no outstanding commitments to issue any shares of capital stock or voting securities after the date of this Agreement, and no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to the voting, purchase or sale of Target Capital Stock (i) between or among Target and any of its stockholders and (ii) to the best of Target's knowledge, among any of Target's stockholders or between any of Target's stockholders and any third party, except for the stockholders delivering the Stockholder Agreement and those stockholders of Target who are parties to the Target Stockholders Agreement. The terms of the Target Stock Option Plans permit the assumption of such Target Stock Option Plans by Acquiror provided in this Agreement, without the consent or approval of the holders of the outstanding options, the Target stockholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such options. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Option Plans have been made


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         available to Acquiror, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the form made available to Acquiror. All outstanding shares of Target Capital Stock and options to purchase shares of Target Capital Stock were issued in compliance with all applicable federal and state securities laws.

         2. Pursuant to Section 7.4 of the Agreement, the first sentence of Section 5.2(b) of the Agreement is hereby amended to read as follows:

         If despite Target's and Acquiror's commercially reasonable efforts to obtain a permit, Acquiror and Target are unable to obtain a date for the Hearing ("Hearing Date") within 30 days after the filing of the Application with the Department or the Application is denied; or the Department refuses to set a Hearing Date or issue the permit; or the Permit is otherwise determined to be unavailable in the judgment of counsel to Target and Acquiror, then Acquiror shall use all commercially reasonable efforts to effect as soon as practicable but in no event later than 15 business days after events stated in this
         Section 5.2(b) a Registration Statement (the "Registration Statement") on Form S-4 (or such other or successor form as shall be appropriate) with respect to the shares of Acquiror Common Stock to be issued in the, Merger, which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

         3. Pursuant to Section 7.4 of the Agreement, Section 5.22 of the Agreement is hereby amended in its entirety to read as follows:

         STRATEGIC INVESTMENT. Target shall use its best efforts to close prior to the Effective Time a total of at least fifty million dollars of additional investment in its Class B Common Stock (the "Class B Common Stock") by certain institutional accredited investors (the "Strategic Investors") previously identified to Acquiror at a pre-money valuation of $650 million (the "Strategic Investment").

         4. Pursuant to Section 7.4 of the Agreement, the first sentence of Section 8.2 of the Agreement is hereby amended to read as follows:

         From and after the Effective Time of the Merger, and subject to the provisions of Section 8.1, Acquiror and the Surviving Corporation (on or after the Closing Date) shall be indemnified and held harmless by the Former Target Stockholders (other than the Strategic Investors holding Class B Common Stock) against, and reimbursed for, any actual liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense, including reasonable attorneys' fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof imposed on or reasonably incurred by Acquiror or the Surviving Corporation as a result of any breach of any representation, warranty,


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         agreement or covenant on the part of Target under this Agreement
         (collectively the "Damages").

         5. Pursuant to Section 7.4 of the Agreement, the second sentence of Section 8.3 of the Agreement is hereby amended to read as follows:

         The Escrow Fund shall be allocated in equal proportions of Shares among the Former Target Stockholders (other than the Strategic Investors holding Class B Common Stock) on a pro-rata basis in accordance with the number of shares of Target Capital Stock held by the Former Target Stockholders (other than the Strategic Investors holding Class B Common Stock) at the Effective Time (excluding for purposes of this calculation any Dissenting Shares).

         6.       Pursuant to Section 7.4 of the Agreement, the last sentence of
Section 8.6(a)(B) of the Agreement is hereby amended to read as follows:

         All shares of Acquiror Common Stock subject to such claims shall remain in the Escrow Fund until Damages are actually incurred or paid or the Acquiror determines in its reasonably good faith judgment that no Damages will be required to be incurred or paid (in which event such shares shall be distributed to the Former Target Stockholders (other than the Strategic Investors holding Class B Common Stock) in accordance with Section 8.10 below).

         7. Pursuant to Section 7.4 of the Agreement, Section 8.9(a) of the Agreement is hereby amended in its entirety to read as follows:

         The parties will mutually agree on the identity of a Stockholder who will agree to be constituted and appointed as agent ("Stockholders' Agent") for and on behalf of the Target stockholders (other than the Strategic Investors holding Class B Common Stock) to give and receive notices and communications, to authorize delivery to Acquiror of the Acquiror Common Stock or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to Acquiror. The Stockholder's Agent may resign upon thirty (30) days notice to the parties to this Agreement and the Former Target Stockholders (other than the Strategic Investors holding Class B Common Stock). No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Former Target Stockholders (other than the Strategic Investors holding Class B Common Stock).


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         8.       Pursuant to Section 7.4 of the Agreement, the last sentence of
Section 8.9(b) of the Agreement is hereby amended to read as follows:

         The Former Target Stockholders (other than the Strategic Investors holding Class B Common Stock) shall severally indemnify the Stockholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

         9. Pursuant to Section 7.4 of the Agreement, Section 8.10 of the Agreement is hereby amended in its entirety to read as follows:

         DISTRIBUTION UPON TERMINATION OF ESCROW PERIOD. Within five (5) business days following the Termination Date, the Escrow Agent shall deliver to the Former Target Stockholders (other than the Strategic Investors holding Class B Common Stock) all of the Escrow Shares in the Escrow Fund in excess of any amount of such Escrow Shares reasonably necessary to satisfy any unsatisfied or disputed claims for Damages specified in any Officer's Certificate delivered to the Escrow Agent on or before the Termination Date and any unsatisfied or disputed claims by the Stockholder's Agent under Section 8.9. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Former Target Stockholders (other than the Strategic Investors holding Class B Common Stock) all Escrow Shares remaining in the Escrow Fund and not required to satisfy such claims. Deliveries of Escrow Shares to the Former Target Stockholders (other than the Strategic Investors holding Class B Common Stock) pursuant to this section shall be made in proportion to the allocation set forth in Section 8.3.

         10. Pursuant to Section 7.4 of the Agreement, the first sentence of Section 8.11 of the Agreement is hereby amended to read as follows:

         A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all Former Target Stockholders (other than the Strategic Investors holding Class B Common Stock) for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Former Target Stockholder (other than the Strategic Investors holding Class B Common Stock), and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such Former Target Stockholder (other than the Strategic Investors holding Class B Common Stock).

         11. Pursuant to Section 7.4 of the Agreement, the second sentence of Section 8.12 of the Agreement is hereby amended to read as follows:

         In the event that the Stockholders' Agent has consented to any such settlement, neither the Former Target Stockholders nor the Stockholders' Agent shall have any power or authority to object under
         Section 8.7 or any other provision of this


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         Agreement to the amount of any claim by Acquiror against the Escrow
         Fund for indemnity with respect to such settlement.

         12.      Pursuant to Section 7.4 of the Agreement, the last sentence of
Section 8.12 of the Agreement is hereby amended to read as follows:

         The Stockholders' Agent or Acquiror, whichever is not controlling the defense of any matter, shall be entitled to participate in such defense, at the expense of Acquiror or the Former Target Stockholders (other than the Strategic Investors holding Class B Common Stock).

         13. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14. This Amendment when executed by Acquiror, Merger Sub and Target as of the date hereof shall have been effected in accordance with Section
7.4 of the Agreement and accordingly shall be binding upon each such party.

         15. This Amendment shall be governed by and construed in accordance with the laws of the State of California without regard to applicable principles of conflicts of law.

         16. The Agreement and this Amendment and the documents referred to therein and herein constitute the entire agreement between the parties hereto pertaining to the subject matter thereof and hereof.


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         IN WITNESS WHEREOF, Acquiror, Merger Sub and Target have caused this
Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                         ARIBA, INC.


                                         By:
                                            ------------------------------------
                                         Print Name:
                                                    ----------------------------
                                         Title:
                                               ---------------------------------

                                         TRADEX TECHNOLOGIES, INC.


                                         By:
                                            ------------------------------------
                                              Daniel Aegerter
                                              President and Chief Executive
                                              Officer


                                         APACHE MERGER CORPORATION


                                         By:
                                            ------------------------------------
                                              Edward P. Kinsey
                                              President


                    SIGNATURE PAGE TO AMENDMENT NO. 1 OF THE
                      AGREEMENT AND PLAN OF REORGANIZATION